Free Writing Prospectus Filed Pursuant to Rule 433

March 3, 2006

Registration Statement No. 333- 107132

Related to Prospectus dated January 5, 2005
and Prospectus Supplement dated June 9, 2005

Free Writing Prospectus

SLM Corporation

Medium Term Notes, Series A

Due 9 Months or Longer From the Date of Issue

Term Sheet – 6.465% Callable Notes

Lead Manager:	RBC Capital Markets

Issuer:	SLM Corporation

Note Type:	Medium Term Notes, Series A
US MTN Program

Ratings:	A2/A

CUSIP:	78442F DW 5

USD Amount:	$25,000,000

Fixed Coupon:	6.465%

Issue Price to Public:	100%

Commissions:	0%

Net Proceeds:	100%

Net Proceeds:	$25,000,000

Trade Date:	March 3, 2006

Settlement Date:	March 13, 2006

Maturity Date:	March 13, 2036

Call:	Notes are callable at issuer's option, in whole or in part.

Call Dates:	Callable starting on March 13, 2009 & semiannually thereafter on each March 13th and September 13th with 20 business days prior notice

Redemption Price:	100%

Interest Payment Dates:	Semi-annually, 13th of March and September during the terms of the notes

1st Payment Date:	September 13, 2006, with no adjustment

Business Day Convention:	Following (New York), unadjusted

Daycount:	30/360

Business Days:	New York

Minimum Denominations:	$1,000 and integral multiples thereof

Calculation Agent:	SLM Corporation

Obligations of SLM Corporation and its subsidiaries are not guaranteed by the full faith and credit of the United States of America.  Neither SLM Corporation nor any of its subsidiaries is a government-sponsored enterprise or an instrumentality of the United States of America.

SLM Corporation has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling the issuer, toll free at 1-800-321-7179.